Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Completes Preferred Stock Private Placement Offering

FAIRPORT HARBOR, Ohio – January 28, 2010—OurPet’s Company (OTC BB: OPCO) (www.ourpets.com), a leading proprietary pet supply company today announced the closing of an $819,000 private placement of non-voting preferred stock. The company issued approximately 117,000 shares of Preferred Stock at $7.00 per share that will pay a 6% annual cash dividend. Each share of Preferred Stock is convertible at any time into 10 shares of Common Stock.

Dr. Steve Tsengas, Chairman and CEO, commented, “We are pleased to have successfully completed the private placement and are extremely excited that investors have shown confidence in our business plan as well as the execution of our long-term growth strategy. These proceeds will be used to fund product development, product launch and general working capital. The previously announced bank financing and this Preferred Stock private placement further strengthen our balance sheet and also increase our financial flexibility to achieve future growth.”

Dr. Tsengas added, “As previously communicated, OurPet’s has undertaken a very aggressive product development program and plans to introduce over 100 new products (SKUs) at the Global Pet Exposition in March 2010. In addition, a new brand of patent pending, trend setting, and higher price range products is in the final stages of development and is expected to be launched in the second half of 2010.”

The Company plans to announce its fourth quarter and full-year 2009 results next month.

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company’s Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, and www.flappydogtoys.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	Robert A. Lentz and Associates, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 354-6500 (Ext. 111)	(614) 876-2000